  Exhibit 99.1

Cover-All Technologies Inc. Announces Revenue Growth of 20.6% and Earnings Growth of 46.7%, for Year-to-Date 2011

Net Income Increases 46.7% to $1.9 Million vs. $1.3 Million for Year-to-Date 2010; Q2 EPS of $.03, up 50% over Q2, 2010; 18th Consecutive Profitable Quarter

FAIRFIELD, NEW JERSEY (August 11, 2011) — Cover-All Technologies Inc. (NYSE Amex: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended June 30, 2011.

Operational Highlights:

•	Cover-All was listed on the NYSE Amex stock exchange on May 25, 2011.
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For the six months ended June 30, 2011 revenue was $10.2 million compared to $8.4 million for the comparable period in 2010, an increase of 20.6%. The $10.2 million in revenue was the highest first-half revenue total in Cover-All’s history.

•	License revenue for the six months ended June 30, 2011 was $3.8 million, up 165.7% compared to $1.4 million for the same period in 2010.
•

Support Services revenue for the six months ended June 30, 2011 was $4.2 million, up 5.8% compared to $4.0 million in the same period in 2010. The Company combined two of its revenue categories, “Maintenance” and “Application Service Provider (“ASP”) services,” on the statements of operations in the first quarter of 2011 and 2010 and will be reporting these revenue categories as “Support Services” going forward.

•

Net Profit for the six months ended June 30, 2011 was $1.9 million, or $.07 per fully diluted share, up 46.7% compared to $1.3 million, or $.05 per fully diluted share in the comparable period in 2010.

•	Revenue for Q2, 2011 was $5.0 million, the third best quarter in Cover-All history, up 6.4% over Q2, 2010.
•	Net Profit for Q2, 2011 was $.7M, or $.03 per fully diluted share, up 20.4% over Q2, 2010
•

The Company’s balance sheet remains strong with stockholders’ equity at a record $17.4 million as of June 30, 2011. The Company completed the first half of 2011 with $4.0 million in cash, $5.6 million in working capital and no long-term debt.

•

Cover-All announced general availability and first customer delivery of its NexGen Business Intelligence Suite, which can be implemented either as an integrated component of My Insurance Center Business Acquisition Platform or as a stand-alone solution that can leverage data from virtually any insurance source system.

•	Cover-All delivered its new My Insurance Center NexGen Commercial Package Product as promised to the first two customers and is now available for general release.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All continues to execute on our aggressive product rollout and growth strategy while delivering record revenues and operating income. These year-to-date and quarterly results represent a very successful continuation of the strong start we reported in our first quarter of 2011. We remain focused on expanding our business profitably. The second quarter was our third best revenue quarter ever, and in the first six months of this year, we grew revenues 20.6% compared to last year’s first six months. We grew operating and net income by 30.5% and 46.7%, respectively, year-to-date over last year, which demonstrates the increasing flexibility in our business model. Year-to-date EPS of $0.07 per diluted share is a new record, exceeding any first six month period by 40%.”

Financial Results for the Six Months Ended June 30, 2011

Total revenues for the six months ended June 30, 2011 were $10.2 million compared to $8.4 million for the same period in 2010, an increase of 20.6%. License revenue was up 165.7% to $3.8 million compared to $1.4 million for the same period in 2010. Support Services (formerly Maintenance and ASP revenue, which together represent contracted continuing revenue), was $4.2 million for the six months ended June 30, 2011, up 5.8% from $4.0 million in the same period in 2010. Professional Services revenue for the six months ended June 30, 2011 was $2.1 million, down 29.3% compared to $3.0 million for the same period in 2010.

Total expenses (cost of revenue and operating expenses) for the six months ended June 30, 2011 were $8.3 million, up 18.6% compared to $7.0 million in the comparable period of 2010. Operating income for the six months ended June 30, 2011 was $1.9 million up 30.5% compared to $1.5 million in the comparable period in 2010. Net income for the six months ended June 30, 2011 was up 46.7% to $1.9 million, or $0.08 per basic and $0.07 per diluted share (based on 25.1 million basic and 26.4 million diluted weighted average shares, respectively), compared to $1.3 million, or $0.05 per basic and diluted share (based on 24.8 million basic and 25.6 million diluted weighted average shares, respectively), in the same period of 2010. The first quarter of 2010 included $285,000, or approximately $0.01 per share, in expenses related to the Business Intelligence asset acquisition.

Financial Results for the Three Months Ended June 30, 2011

Total revenues for the three months ended June 30, 2011 were $5.0 million compared to $4.7 million for the same period in 2010, an increase of 6.4%. License revenue was up 375.6% to $1.9 million compared to $396,000 for the same period in 2010. Support Services (formerly Maintenance and ASP revenue, which together represent contracted continuing revenue), was $2.1 million for the three months ended June 30, 2011, compared to $2.0 million in the same period in 2010. Professional Services revenue for the quarter was $1.0 million, down 55.6%, compared to $2.3 million for the same period in 2010.

Total expenses (cost of revenue and operating expenses) for the quarter ended June 30, 2011 were $4.3 million, up 7.4% compared to $4.0 million in the comparable period of 2010. Operating income for the quarter ended June 30, 2011 was $675,000 compared to $673,000 in the comparable period in 2010. Net income for the quarter ended June 30, 2011 was up 20.5% to $681,000, or $0.03 per basic and diluted share (based on 25.2 million basic and 26.6 million diluted weighted average shares, respectively), compared to $566,000, or $0.02 per basic and diluted share (based on 24.8 million basic and 25.8 million diluted weighted average shares, respectively), in the same period of 2010.

Mr. Roblin concluded, “We delivered our new NexGen Commercial Package product in the second quarter to two customers and announced general availability of our NexGen Business Intelligence Suite. The latter is an important milestone as we have nearly completed transitioning the business model of our Business Intelligence acquisition in 2010 from a professional services-only sales model to a product and support model that can be broadly and quickly implemented, delivering value to customers quickly. Our new Business Intelligence product is fully integrated into our My Insurance Center Business Acquisition Platform and will also be sold as a stand-alone product. This product and the NexGen products are already being actively marketed and sold, and as a result our sales pipeline has reached the highest levels in our company’s history. We are better positioned than ever to meet our aggressive objectives in 2011 and beyond.”

Balance Sheet

Stockholders’ equity was $17.4 million as of June 30, 2011 compared to $15.2 million as of December 31, 2010. Total assets increased to almost $21.0 million as of June 30, 2011 compared to $19.5 million as of December 31, 2010. As of June 30, 2011, the Company had $4.0 million in cash, $5.6 million in working capital, up from $5.0 million at December 31, 2010, and up sequentially from $5.5 million at March 31, 2011, and no long term debt.

Conference Call

Management will conduct a live teleconference to discuss its 2011 second quarter financial results at 4:30 p.m. ET on Thursday, August 11, 2011. Anyone interested in participating should call 1-877-941-4775 if calling from the United States, or 1-480-629-9761 if dialing internationally. A replay will be available until August 18, 2011, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4464112 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00008B20.

About Cover-All Technologies Inc.

Cover-All Technologies Inc. is a leader in developing sophisticated software solutions for the property and casualty insurance industry. With our industry leading Business Acquisition Platform—My Insurance Center, and the recently announced Business Intelligence Solution Cover-All continues to expand its growing inventory of business focused, advanced technology solutions. The “New” Cover-all continues to innovate while leveraging its reputation for quality insurance solutions, knowledgeable people and outstanding customer service to enable our customers to achieve superior business results.

Pairing state-of-the-art functionality of My Insurance Center NexGen and the NexGen Business Intelligence Suite with experienced service professionals, who after implementation ensure continued compliance with statutory, regulatory, and market differentiation needs, Cover-All continues its tradition of innovating technology solutions to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at.

Cover-All®, My Insurance CenterTM (MIC) and Insurance Policy DatabaseTM (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 24, 2011, and Post-Effective Amendment No. 3 on Form S-3 (File No. 333-156397) filed with the SEC on July 26, 2011 copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331

Cover-All Technologies, Inc.
Consolidated Balance Sheet

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$4,041,951	$5,892,649
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	3,625,155	1,895,205
Prepaid Expenses	740,305	691,020
Deferred Tax Asset	800,000	800,000

Total Current Assets	9,207,411	9,278,874

Property and Equipment — At Cost:
Furniture, Fixtures and Equipment	956,269	956,269
Less: Accumulated Depreciation	611,720	530,701

Property and Equipment — Net	344,549	425,568

Goodwill	1,039,114	1,039,114

Capitalized Software (Less Accumulated Amortization of $13,166,835 and $12,584,710, Respectively)	7,474,815	5,804,093

Customer Lists/Relationship (Less Accumulated Amortization of $89,426 and $52,759, Respectively)	130,574	167,241

Non-Compete Agreements (Less Accumulated Amortization of $78,044 and $46,044, Respectively)	81,956	113,955

Deferred Tax Asset	2,467,500	2,467,500
Other Assets	231,513	217,015

Total Assets	$20,977,432	$19,513,360

Cover-All Technologies, Inc.
Consolidated Balance Sheet (continuation)

	June 30, 2011	December 31, 2010
	(Unaudited)
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$278,786	$273,910
Note Payable	300,000	400,000
Accrued Expenses Payable	766,326	1,363,706
Taxes Payable	37,385	—
Deferred Charges	52,545	52,545
Unearned Revenue	2,151,047	2,175,683

Total Current Liabilities	3,586,089	4,265,844

Long Term Liabilities:
Deferred Charges	17,515	43,788

Total Liabilities	3,603,604	4,309,632

Commitments and Contingencies	—	—

Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,386,671 and 25,201,671 Shares Issued and 25,184,801 and 24,999,801 Shares Outstanding, Respectively	253,867	252,017

Paid-In Capital	30,731,643	30,450,122
Accumulated Deficit	(13,446,788)	(15,333,517)
Treasury Stock — At Cost — 201,870 Shares	(164,894)	(164,894)

Total Stockholders’ Equity	17,373,828	15,203,728

Total Liabilities and Stockholders’ Equity	$20,977,432	$19,513,360

Cover-All Technologies, Inc.
Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Licenses	$1,884,433	$396,197	$3,845,594	$1,447,321
Support Services	2,105,692	2,036,329	4,219,935	3,990,105
Professional Services	1,005,467	2,262,471	2,127,506	3,011,042
Total Revenues	4,995,592	4,694,997	10,193,035	8,448,468

Cost of Revenues:
Licenses	869,481	332,519	1,386,725	659,040
Support Services	1,187,050	1,100,301	2,325,170	2,148,666
Professional Services	1,100,388	1,505,471	2,409,495	1,851,839
Total Cost of Revenues	3,156,919	2,938,291	6,121,390	4,659,545
Direct Margin	1,838,673	1,756,706	4,071,645	3,788,923

Operating Expenses:
Sales and Marketing	481,915	398,605	872,057	758,391
General and Administrative	526,770	505,353	974,096	948,209
Acquisition Costs	—	—	—	285,240
Research and Development	160,425	180,190	314,237	332,755
Total Operating Expenses	1,164,110	1,084,148	2,160,390	2,324,595
Operating Income	674,563	672,558	1,911,255	1,464,328

Other (Income) Expense
Interest Expense	(2,928)	6,575	822	6,575
Interest Income	(68)	(84)	(151)	(164)
Other Income	(3,821)	(1,790)	(13,530)	(21,603)
Total Other (Income) Expense	(6,817)	4,701	(12,859)	(15,192)
Income Before Income Taxes	681,380	667,857	1,924,114	1,479,520
Income Taxes	—	102,241	37,385	193,490

Net Income	$681,380	$565,616	$1,886,729	$1,286,030

Basic Earnings Per Common Share	$0.03	$0.02	$0.08	$0.05

Diluted Earnings Per Common Share	$0.03	$0.02	$0.07	$0.05

Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	25,183,000	24,801,000	25,134,000	24,767,000

Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	26,615,000	25,790,000	26,426,000	25,568,000